Exhibit 1.6

REPORT PURSUANT TO
SECTION 111 OF THE SECURITIES ACT (BRITISH COLUMBIA)
SECTION 176 OF THE SECURITIES ACT (ALBERTA)
SECTION 110 OF THE SECURITIES ACT, 1988 (SASKATCHEWAN)
SECTION 92 OF THE SECURITIES ACT (MANITOBA)
SECTION 101 OF THE SECURITIES ACT (ONTARIO)
SECTION 147.11 OF THE SECURITIES ACT (QUEBEC)
SECTION 126 OF THE SECURITIES ACT (NEW BRUNSWICK)
SECTION 107 OF THE SECURITIES ACT (NOVA SCOTIA)
SECTION 102 OF THE SECURITIES ACT (NEWFOUNDLAND AND LABRADOR)

1.	Name and Address of Offeror:

Third Avenue Management LLC (“TAM”) 622 Third Avenue, NY, NY 10017 USA

2.	Designation and number or principal amount of securities and the Offeror’s securityholding percentage in the class of securities of which the Offeror acquired ownership or control in the transaction or occurrence giving rise to the obligation to file the news release, and whether it was ownership or control that was acquired in those circumstances:

On October 20, 2006, CTOE LLC, an acquisition vehicle formed at the request of TAM, acquired 39,000,000 common shares (“Shares”) of Catalyst Paper Corporation (“Catalyst”), representing 18.17% of the issued and outstanding Shares, on behalf of certain clients of TAM. CTOE LLC will immediately distribute Shares acquired under the Offer to the participating client accounts.

The Shares were acquired pursuant to an offer whereby TAM, on behalf of certain of its clients, made an all-cash offer (“Offer”) through CTOE LLC for up to 39,000,000 shares (“Shares”) or 18.17% of the outstanding Shares of Catalyst Paper Corporation (“Catalyst”). The Offer was made on August 10, 2006, as amended by a notice of extension and variation dated September 15, 2006.

The Offer was open for acceptance until 5:00 p.m. (Vancouver time) on October 20, 2006.

TAM issued a press release on October 23, 2006 announcing the take-up of the Shares under the Offer. A copy of such press release is available at www.sedar.com under the profile for Catalyst.

3.	Designation and number or principal amount of securities and the Offeror’s securityholding percentage in the class of securities immediately after the transaction or occurrence giving rise to the reporting obligation:

After giving effect to the transaction referred to under Item 2 above, Third Avenue International Value Fund, together with other client accounts managed by TAM, will beneficially own 81,503,313 Shares, representing approximately 37.97% of the issued and outstanding Shares. TAM exercises control or direction over the Shares as portfolio manager. TAM will be entitled to vote approximately 95% of such Shares.

4.	Designation and number or principal amount of securities and the percentage of outstanding securities of the class of securities referred to in paragraph 3, above, over which:

a) the Offeror, either alone or together with any joint actors, has ownership and control;

See paragraph 3 and 4(c) below.

b) the Offeror, either alone or together with any joint actors, has ownership but control is held by other persons or companies other than the Offeror or any joint actor; and

See paragraph 3 and 4(c) below.

c) the Offeror, either alone or together with any joint actors, has exclusive or shared control but does not have ownership:

See paragraph 3 above for control and direction held by TAM. The Third Avenue International Value Fund beneficially owns in the aggregate 40,080,245 Shares.

5.	The name of the market in which the transaction or occurrence that gave rise to the reporting obligation took place:

           Not applicable.

6.	Purpose of the Offeror and any joint actors in effecting the transaction or occurrence that gave rise to the reporting obligation, including any future intention to acquire ownership of, or control over, additional securities of the reporting issuer:

The purpose of the transaction was to enable TAM to acquire, on behalf of its client accounts, up to an additional 39,000,000 Shares, or 18.17% of the outstanding Shares, of Catalyst. Subject to compliance with applicable securities laws, TAM may in the future on behalf of its client accounts acquire control or direction over additional Shares, may sell Shares or may cease to exercise control or direction over Shares.

7.	General nature and the material terms of any agreement, other than lending arrangements, with respect to securities of the reporting issuer entered into by the Offeror, or any joint actor, and the issuer of the securities or any other entity in connection with the transaction or occurrence giving rise to the reporting obligation, including agreements with respect to the acquisition, holding, disposition or voting of any of the securities:

TAM derives its authority from existing investment advisory agreements, and obtained express authorization from its clients to proceed with the Offer.

8.	Names of any joint actors in connection with the disclosure required herein:

For purposes of the Offer, CTOE LLC, TAM, Third Avenue International Value Fund, Third Avenue Small-Cap Value Fund and Third Avenue Variable Series Trust may be deemed or treated as acting jointly or in concert in connection with the Offer. This statement does not constitute an admission that, for legal purposes, these Funds are joint actors with TAM or CTOE LLC.

9.	In the case of a transaction or occurrence that did not take place on a stock exchange or other market that represents a published market for the securities, including an issuance from treasury, the nature and value of the consideration paid by the Offeror:

The Shares, which are listed on the TSX and trade under the symbol “CTL”, were acquired for cash consideration of $3.30 per Share.

10.	If applicable, a description of any change in any material fact set out in a previous report by the entity under the early warning requirements or Part 4 of National Instrument 62-103 in respect of the reporting issuer’s securities:

TAM has instructed the Depositary for the Offer, Computershare Investor Services Inc., that CTOE LLC has taken up on a pro rata basis the Shares deposited under the Offer on behalf of the participating client accounts. The Shares taken up will be immediately transferred to these client accounts. Payment to Shareholders for Shares taken up under the Offer will be made by the Depositary as soon as reasonably practical.

DATED at Toronto, Ontario this 24 day of October, 2006.

THIRD AVENUE MANAGEMENT LLC.

By: “David Barse”

Name: David Barse Title: Chief Executive Officer